Exhibit 99.1

Ardent Mines to Initiate Exploratory Drilling at Gold Hills (Serra do Ouro)

Press Release: Ardent Mines Ltd. – Thu, Aug 16, 2012 8:00 AM EDT

NEW YORK--(BUSINESS WIRE)--

Ardent Mines Ltd. (ADNT) (the "Company" or "Ardent Mines"), a precious resources exploration, development, and mining company focused on advancing its two gold properties in Brazil, announced today that it has contracted DRILRENT Ltd. (“DRILRENT”), a Brazilian-based company with more than 30 years experience, to commence an exploratory drilling campaign at Gold Hills (Serra do Ouro), the Company’s flagship property located in Northeast Brazil.

“This is another significant step in the advancement of our Gold Hills project,” stated Luciano Borges, geologist and President of Ardent Mines. “Our technical team recently refined the geological and structural mapping of the main gold occurrences identified within the project and as a result identified seven zones with richer mineralization potential. This initial exploratory drilling will focus on those areas.”

Mr. Borges continued, “DRILRENT was selected based on their successful experience in the region, their state-of-the-art equipment, flexibility to begin drilling immediately and availability of additional drill rigs if needed. And, importantly, they were cost effective.”

The drilling contract, which is expected to be complete by late September, covers 3,300 meters for a total cost of approximately $700,000.

ABOUT ARDENT MINES

Ardent Mines plans to develop low cost gold mining operations in Brazil, a mining friendly jurisdiction on two primary projects, Gold Hills and Misty Hills. Ardent Mines owns a 100% interest in Gold Hills Mining Ltda., which in turn owns mineral rights on 3,500 hectares, covering a highly-mineralized vein containing high grades of gold. Ardent Mines also owns the mineral rights on the Serra do Sereno (Misty Hills) property, located in Carajas, Brazil, one of the better known mining districts in the world. Ardent Mines is headquartered in New York, and has a field office in Brasilia. The Company has 16.3 million shares outstanding, and trades under the ticker symbol ADNT.

For more information on Ardent Mines Ltd., visit its website at www ardentmines .com.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, geological, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may vary materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent Mines cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent Mines will realize the anticipated benefits of any mining activities or transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by Ardent Mines with the U.S. Securities & Exchange Commission. Ardent Mines undertakes no obligation to update information contained in this release.

Neither the OTC nor any Market Regulation Services Provider (as that term is defined in the policies of the OTC and SEC) accepts responsibility for the adequacy or accuracy of this release.

Contact:

Ardent Mines Ltd.
Luciano Borges, 55-61-30334964
855-ARDENTM (273-3686)
President

info @ ardentmines.com